Exhibit 23.11

Consent of Independent Auditors

We consent to the use of our report dated August 6, 2015, with respect to the balance sheets of Solar Juice Pty Limited as of June 30, 2014 and 2013, and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes 1 to 25 of the financial statements incorporated herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Sydney, Australia

September 29, 2015